                                              Exhibit 11
                                              ----------

                                  New England Business Service, Inc.
                            Statement Re Computation of Per Share Earnings
                                (In Thousands Except Per Share Data)
                                           (unaudited)
                                               Nine Months Ended
                                              Mar. 27,    Mar. 28
                                                1999       1998
                                              --------   --------

Net Income                                 (a) $19,609    $18,826



BASIC WEIGHTED AVERAGE SHARES OUTSTANDING  (b)  14,402     13,712
  Plus incremental shares from assumed
  conversion of stock options                      428        269
                                              --------   --------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(c)  14,830     13,981
                                              ========   ========
PER SHARE AMOUNTS:
Basic Earnings Per Share             (a)/(b)  $   1.36   $   1.37
                                              ========   ========
Diluted Earnings Per Share           (a)/(c)  $   1.32   $   1.35
                                              ========   ========
